Exhibit 10.103

CONTRAT DE LICENCE D'USAGE
DE MARQUES

ENTRE LES SOUSSIGNES :

  JEANNE LANVIN SA, societe anonyme au capital de 16.297.330 Euros, ayant son siege social situe 15, rue du Faubourg Saint-Honore, 75008 Paris, immatriculee au RCS de Paris sous le numero 612 048 629, representee par son President-Directeur general, Monsieur Sing Ming Chu, et ci-apres denommee le << Concedant>>,

D'une part,

 ET

  INTER-PARFUMS, societe anonyme ayant son siege social situe 4, rond-point des Champs Elysees, 75008 Paris, immatriculee au RCS de Paris sous le numero 350 219 382, representee par son President-Directeur general, Monsieur Philippe Benacin, et ci-apres denommee le << Licencie>>,

 D'autre part,

IL EST D'ABORD EXPOSE QUE:

 Le Concedant est proprietaire de la marque de parfums LANVIN qu'il a deposee dans divers pays et sous laquelle il commercialise depuis de nombreuses annees des produits d'une tres haute qualite. En l'etat actuel, le Concedant exploite de maniere importante ses marques dans le domaine d'activite du present contrat au travers de la commercialisation et de la distribution des lignes de parfums : << Arpege>>, << Lanvin L'Homme>>, << Oxygene>>, << Eclat d'Arpege>> et <<Vetyver>>.

 La marque LANVIN a ainsi acquis, notamment dans le domaine des parfums, une notoriete incontestee, que le Concedant souhaite cependant developper encore, notamment sur le plan international.

 De son cote, le Licencie tient une place de premier plan sur le marche mondial des produits de parfumerie, grace aux moyens et a la longue experience dont il dispose tant en matiere de recherche et de developpement qu'en matiere industrielle et de commercialisation.

 Dans le cadre du rapprochement entre le Licencie et le Concedant, et en consideration de l'effet benefique que la conjonction de leurs forces respectives ne manquerait pas d'avoir sur leurs affaires, les parties ont examine les conditions dans lesquelles l'attribution d'une licence pour les parfums au Licencie pourrait etre effectuee a leurs avantages communs.

 IL EST ALORS CONVENU CE QUI SUIT :

 ARTICLE 1 - DEFINITIONS

1.1        L'expression << Marques Concedees>> utilisee dans le present contrat designe les marques listees en Annexe 1.1 aux presentes appliquees aux << Produits>> tels que definis comme ci-apres et dans la Classe internationale 3 de depot des marques, ainsi que les noms, abreviations, symboles et autres signes distinctifs quelconques, qui lui sont actuellement ou lui seront dans le futur associes sur l'initiative du Concedant ou sur proposition du Licencie acceptee par le Concedant.

 1.2        Le terme << Produits>> designe les produits de parfumerie, de toilette, a l'exception de tous produits cosmetiques et maquillages, existants ou futurs, vendus sous l'une ou plusieurs des << Marques Concedees>> (tombant dans les categories decrites en Annexe 1.2 aux presentes).

 1.3        Le terme << Territoire>> designe le monde entier dans la mesure du possible et, en tout etat de cause, tous les pays ou les Marques Concedees sont ou seront deposees dans la Classe internationale 3.

 1.4        L'expression << Chiffre d'Affaires Net Mondial>> designe le chiffre d'affaires mondial consolide de la vente des Produits, tel que calcule selon les principes generaux comptables francais tels qu'appliques de maniere constante par le Licencie (et selon la norme IFRS lorsque cette derniere sera applicable), deduction faite des facturations de la PLV, etant precise qu'il s'agit du montant hors taxe des ventes facturees par le Licencie a tous ses << detaillants>> (tout point de vente ou espace de vente au consommateur final habilite a vendre les produits portant la marque Jeanne Lanvin) et << distributeurs independants>> (toute societe independante habilitee a revendre les Produits portant la Marque JEANNE LANVIN en vertu d'un contrat ecrit ou d'accords avec le Licencie a des detaillants dans un ou plusieurs pays). Par distributeur independant, il convient d'entendre toute entite qui ne soit pas controlee par le Licencie au sens des dispositions de l'article 233-3 du Code du Commerce. En outre, le Chiffre d'Affaires Net Mondial ne saura etre inferieur a la partie relative aux Produits du chiffre d'affaires net total du Licencie tel que publie dans ses comptes annuels, deduction faite des facturations de la PLV. Il est expressement entendu entre les parties que la deduction du chiffre d'affaires des facturations de la PLV est conditionnelle au fait que le Licencie ne realise pas une marge de plus de 30% sur ces facturations de PLV.

1.5        L'expression << Lancement de Nouveaux Produits>> designe les operations decrites en Annexe 1.5.

 1.6        L'expression << Activites de Publicite et de Promotion>> designe : uniquement les achats d'espaces publicitaires de toute nature et dans tous medias, la diffusion de produits gratuits (echantillons, collateraux) et la publicite sur les lieux de vente, y compris les objets promotionnels. Elle exclut expressement les depenses suivantes : les remises de fin d'annees allouees aux distributeurs, les frais de personnel engage au titre de la vente ou de la presentation des Produits, les ouvertures de stand, les participations a des salons professionnels et expositions et les espaces de presentation des Produits.

 ARTICLE 2 - LICENCE

 2.1        Le Concedant concede au Licencie qui accepte, a compter de la signature des presentes, la licence exclusive d'utilisation des Marques Concedees, pour la fabrication et la vente des Produits dans le Territoire, conformement aux dispositions et conditions des presentes.

2.2         Le present contrat etant strictement personnel entre le Concedant et le Licencie, aucune des deux parties n'est en consequence autorisee a ceder ni a transferer a un quelconque tiers tout ou partie de ses droits ou obligations decoulant du present contrat. En outre le Licencie s'engage a ne pas conceder de sous-licences totales ou partielles de ses droits concedes au titre du present contrat. Nonobstant les dispositions qui precedent, le Concedant aura le droit de ceder, transferer ou apporter tout ou partie des droits et obligations du present contrat a l'une des societes qu'elle controle ou qui la controle au sens de l'article 233-3 du Code de Commerce ou bien l'une de ses societes soeur, c'est a dire a une societe controlee au sens de l'article 233-3 du Code de Commerce par le meme actionnaire que celui qui la controle au sens de ce meme article.

 2.3        La date d'effet du present contrat est le 1er juillet 2004. Pendant la periode intermediaire courant entre la signature des presentes et le 1er juillet 2004, le Concedant s'engage a gerer les Marques Concedees en bon pere de famille dans le cours normal des affaires. Le Concedant devra obtenir l'accord prealable ecrit du Licencie avant (a) la modification, le renouvellement ou la resiliation des contrats passes entre le Concedant et des tiers ayant trait a la distribution, la commercialisation et/ou la fabrication des Produits, et/ou (b) tout engagement significatif de depenses ayant trait a ces memes matieres, le Licencie devant faire connaitre sa position a ce sujet dans un delai de cinq (5) jours maximum a compter de la demande d'approbation du Concedant.

 ARTICLE 3 - PRINCIPES DE BASE

 3.1        Le Licencie tout en recherchant la collaboration la plus ouverte possible avec le Concedant, aura en coordination avec celui-ci, le choix du sous-traitant, l'initiative et la direction de la fabrication des Produits du present contrat dont il assumera seul la responsabilite dans les conditions exprimees ci-apres.

 3.2        Le Licencie aura egalement en concertation avec le Concedant, le choix du prestataire (createurs de parfums, designer de flacons, d'etuis, etc.), l'initiative et la responsabilite de la creation, apres qu'aura ete definie avec le Concedant l'orientation de ladite creation, cela dans le cadre general decrit au present article et dans celui de l'image plus precise determinee pour la marque LANVIN par le Concedant.

 Le Licencie est autorise, sous son entiere responsabilite, a confier la distribution des Produits a toutes societes independantes et s'engage a faire respecter par ces dernieres les termes du present contrat.

3.3        En consequence de ce qui precede, le Licencie s'engage a respecter et a faire respecter en permanence, dans toutes ses actions et initiatives, l'image de qualite, d'elegance et d'originalite attachee aux Marques Concedees, notamment en ce qui concerne la qualite des Produits du present contrat, leur aspect esthetique, leur publicite, leur promotion et leur distribution.

 3.4        Le Licencie s'engage a respecter et a faire respecter par ses salaries, representants, agents, mandataires et/ou ayant droit, ainsi que par ses societes affiliees, pendant la duree des presentes, toutes les lois et reglements en vigueur sur le Territoire ayant trait a l'objet des presentes. A ce titre, le Licencie declare, en son nom et pour le compte de toutes ses societes affiliees, que toutes les polices d'assurances necessaires a la realisation de l'objet des presentes ont ete et seront regulierement souscrites et payees. En ce qui concerne les polices de responsabilite civile, le Licencie s'engage a souscrire une telle police couvrant ses activites relatives au present contrat pour un montant suffisant et conforme aux usages de la profession.

 3.5        Le Licencie s'interdit pendant la duree des presentes, d'utiliser a des fins de raison sociale, par l'une des entites dans lesquelles elle aurait une participation directe ou indirecte, l'une des Marques Concedees, ainsi que plus generalement les noms << LANVIN>> et/ou << JEANNE LANVIN>>, ainsi que l'abreviation << JLSA>>.

 3.6        Les parties conviennent que la renommee de << JEANNE LANVIN>> dans le pret-a-porter de luxe et le domaine de la parfumerie est un element important de cette marque et de sa renommee. Dans cette optique, le Concedant et le Licencie attachent tout deux une importance primordiale a ce que dans tous les domaines l'image d'elegance, d'originalite et de qualite attachee a la marque LANVIN se retrouve et soit respectee en permanence. Le Concedant s'engage a maintenir la marque LANVIN dans l'univers du luxe.

 ARTICLE 4 - CREATION,
FABRICATION, DISTRIBUTION

 4.1     Le Licencie aura la charge et la responsabilite d'assurer a ses frais la creation (ou en ce qui concerne les Produits existants, les modifications qu'il estime necessaire ou souhaitable), la mise au point et la fabrication des Produits du contrat, dans le respect des principes enonces a l'article 3 ci-dessus.

4.2        Le Licencie assume au plan mondial et a titre exclusif la charge entiere de la conception, du developpement de l'elaboration et de la fabrication des Produits. Le Licencie s'engage a creer et a commercialiser des produits de tres haute qualite de conception, d'execution, de raffinement, d'esthetique, de maniere a pouvoir rivaliser avec les creations les plus prestigieuses des marques concurrentes telles qu'elles sont listees en Annexe 4.6, sur le marche international de produits de beaute et de parfumerie

 4.3        Creation des Produits et du visuel publicitaire :

 La creation des Produits et le visuel publicitaire relatif a ces Produits devront s'inscrire dans la coherence d'un style exclusif a JEANNE LANVIN et afin de garantir cette coherence, le Licencie s'engage a associer etroitement le Concedant a toutes les etapes de la creation et du developpement afin de lui permettre de faire son choix, de suggerer toute modification qui lui parait appropriee, etant precise que dans tous les cas les parties feront leurs meilleurs efforts pour cooperer en vue d'aboutir ensemble a un projet commun.

  Pour toute creation de Produit, le Licencie devra obtenir l'accord prealable du Concedant sur le projet aux principales etapes suivantes :

  Mise au point du concept Produit Redaction des briefs destines aux createurs (design et parfum) leur donnant une directive de travail
  Mise au point du design du flacon
  Developpement et choix du jus
  Developpement et choix du packaging
  Choix du nom du Produit
  Le concept du visuel publicitaire et projets de mise en page relatifs au nouveau Produit envisage et destines a la publicite

 4.4.          Developpement industriel ou mise au point technique des Produits :

Le Licencie s'engage a ce que les Produits soient fabriques selon les standards de qualite de l'industrie afin qu'ils soient conformes au prestige de la Marque.

Les parties conviennent que le Licencie conservera la maitrise de toutes les etapes techniques du developpement industriel. Elle selectionnera librement les fournisseurs des articles de conditionnement (moules, capots, pompes, etuis, cales, etiquettes etc.), etant entendu qu'avant toute mise en fabrication, le Licencie recherchera l'accord du Concedant qui sera donne aussi rapidement que possible.

Le Licencie soumettra au Concedant pour son accord, dans un delai raisonnable avant le lancement de chaque Produit ou nouvelle ligne de Produits du present contrat, les echantillons ou maquettes des Produits en question, avec leur conditionnement.

Si le Concedant n'a pas presente des reserves ecrites au Licencie dans les trente (30) jours suivant la reception des echantillons ou maquettes, il sera repute satisfait du projet.

Dans le cas contraire, les parties se concerteront sur les mesures a prendre pour tenir compte des souhaits du Concedant. Dans tous les cas les parties s'engagent a faire leurs meilleurs efforts pour cooperer en vue d'aboutir ensemble a un projet satisfaisant pour les deux parties.

4.5               Controle de qualite :

Le Licencie devra effectuer les controles de qualite et inspections requis avant la livraison des Produits aux clients. Le Licencie assumera seul la responsabilite de la conformite des Produits aux legislations et aux reglementations relatives a la sante et securite.

4.6        Le Licencie organisera la distribution des Produits du contrat dans le Territoire sur une base selective, en limitant la vente aux seules parfumeries et rayons de parfumerie des grands magasins compatibles avec l'image des Marques Concedees, en prenant comme reference les points de vente des produits concurrents des Produits sur le Territoire (dont la liste figure en Annexe 4.6 aux presentes et pourra etre mise a jour le cas echeant annuellement par le Concedant et ce, sur une base de criteres objectivement definis).

4.7        Le Licencie decidera par ailleurs des lancements, des conditions et des prix de vente, des promotions commerciales, apres en avoir avise le Concedant au prealable dans le cadre des reunions de travail mentionnees ci-apres. Le Licencie communiquera annuellement au Concedant les prix publics conseilles des Produits ainsi que sa politique tarifaire. Ces prix devront etre comparables aux produits de concurrents de meme gamme (dont la liste figure en Annexe 4.7 aux presentes et pourra etre mise a jour le cas echeant annuellement par le Concedant).

Conformement aux usages de la profession, le Licencie pourra appliquer une politique tarifaire discountee a la vente des Produits discontinues, en concertation avec le Concedant.

4.8        Le Licencie et le Concedant se reuniront regulierement a leur convenance commune et au minimum tous les trois (3) mois afin de faire un point sur toutes les actions entreprises dans le cadre de l'execution du contrat et le respect de ses dispositions. Le Licencie s'engage a communiquer au Concedant, a premiere demande de celui-ci, toute information que celui-ci pourrait souhaiter dans le cadre de la preparation et de la tenue de ces reunions. Lors de ces reunions, les representants des parties aux presentes traiteront notamment :

  de l'analyse en commun du deroulement et des resultats de l'exploitation des Produits du contrat et le cas echeant des produits promotionnels,

  de l'examen critique et objectif des actions menees par le Licencie au cours du trimestre ecoule dans le cadre de l'execution des presentes,

  de la qualite de la fabrication des Produits,

  de la distribution et de la commercialisation des Produits,

  de l'utilisation du budget promotionnel et publicitaire tel que prevu a l'article 7 des presentes, et notamment du ratio entre le budget de publicite media et le budget PLV,

  de la definition, le cas echeant, des orientations nouvelles,

  de toutes autres questions ayant trait l'execution du present contrat.

ARTICLE 5 - MARQUES, PROPRIETE INDUSTRIELLE

5.1        Le Concedant s'engage a garantir, pendant la duree des presentes, au Licencie l'existence materielle des depots des Marques Concedees figurant dans l'Annexe 1.1 aux presentes, ainsi que leur validite contre toute atteinte de son fait personnel, dans la limite des lois et reglements en vigueur.

Les Marques Concedees, signes de toute nature et logos doivent apparaitre de facon evidente, visible a l'oeil nu dans un graphisme determine sur les flacons, boites, emballages et presentoirs aussi bien que dans toutes les publicites. Ce graphisme devra inclure l'apposition de maniere claire et lisible sur tous les Produits de l'appellation << LANVIN PARFUMS>> ou << LANVIN PERFUMES>>.

Le Licencie aura l'exclusivite, pendant la duree des presentes, de l'utilisation de l'appellation << LANVIN PARFUMS>> et << LANVIN PERFUMES>> ainsi que de l'utilisation des Marques Concedees de produits alcool (parfums) et lignes de bain derivees, exploitees dans le cadre du present contrat, pour la commercialisation et la distribution des Produits.

Le Licencie pourra mentionner dans les documents commerciaux et boursiers usuels ayant trait a son activite l'une ou plusieurs des Marques Concedees, avec le meme traitement  que les autres marques dont il assure la distribution.

Les Marques Concedees doivent servir a la commercialisation des produits a l'exclusion de tout autre usage. Les Marques Concedees ne peuvent etre utilisees en association avec d'autres marques, noms, denominations et signes, quels qu'ils puissent etre, a l'exception des noms des distributeurs, ou lorsque requis par la reglementation locale applicable et a l'exception des documents commerciaux et boursiers usuels conformement aux dispositions du paragraphe precedent. Les Marques Concedees ne peuvent etre utilisees en tant que raison sociale, sauf par le Concedant. Il est entendu que les Marques Concedees, telles qu'utilisees pour commercialiser les Produits, le sont de telle sorte que ces derniers ne puissent etre discredites aux yeux du public

Il ne devra etre appose aucune mention ou inscription prejudiciable a la visibilite des Marques Concedees, ni aucune mention ou inscription qui pourrait en diminuer l'importance et le prestige aux yeux du public.

5.2        Les frais du maintien en vigueur de ces Marques Concedees seront a la charge du Concedant. Le Licencie s'engage a collaborer avec le Concedant afin de lui fournir toute piece ou document necessaire au depot des Marques Concedees, a leur renouvellement ou au depot de nouvelles Marques Concedees.

5.3        Le Licencie pourra demander, si necessaire, au Concedant de deposer les Marques Concedees dans d'autres pays dans la Classe internationale 3, ou effectuer lui-meme de tels depots au nom et pour le compte du Concedant, qui s'oblige a fournir a cet effet toute cooperation au Licencie.  Les frais de ces depots, ainsi que de leur renouvellement le cas echeant, seront payes par le Licencie mais celui-ci pourra ensuite les deduire des redevances dues au Concedant au titre des ventes de Produits du contrat realisees dans le ou les pays couverts par lesdits depots.

5.5        Les Marques Concedees ainsi que les formules ou toutes autres donnees techniques quelconques se rapportant a la composition et/ou a la fabrication des Produits du contrat (y compris d'eventuels brevets) autres que les Produits existants, de meme que tous les dessins et modeles (flaconnage, conditionnements, etc...) developpes par le Licencie ou pour son compte et deposes ou non par lui seront et resteront la propriete du Concedant.

Le Licencie s'engage a retroceder gratuitement au profit du Concedant, a sa premiere demande, tout depot des Marques Concedees qui aurait pu etre effectue au nom du Licencie dans l'hypothese ou dans un pays donne, l'enregistrement ne pouvait etre sollicite qu'au nom du Licencie. Le Licencie s'engage alors a signer sans delai a la demande du Concedant tout document aux fins d'une telle retrocession.

5.6        Le Concedant declare etre titulaire d'une licence non-exclusive, consentie a titre gratuit par L'OREAL, pour l'utilisation en vue de la fabrication par lui-meme et/ou par des tiers de certains mecanismes brevetes de fermeture de flacons de parfums. Une copie de l'accord de licence correspondant figure en Annexe 5.6 des presentes.

ARTICLE 6 - CONTREFACONS

6.1        Au cas ou un tiers se livrerait a des actes de contrefacons, imitation ou concurrence deloyale ou atteinte quelconque sur les Marques Concedees, le Licencie en avisera des que possible le Concedant et s'engage a prendre toutes les mesures d'urgence appropriees afin d'arreter ces actes ou de limiter le prejudice en resultant. Une fois informe, le Concedant s'engage a entreprendre toutes les actions necessaires en liaison avec le Licencie, ce dernier s'engageant a lui apporter toute l'assistance en son pouvoir et toutes les informations en sa possession. Le Concedant aura la direction de l'action, en supportera les frais et en recueillera seul les eventuels benefices et/ou l'indemnite en decoulant. Pour le cas ou le Concedant recevrait une indemnite decoulant d'une telle action, le Concedant reversera la partie de cette indemnite une fois percue couvrant le prejudice effectivement subi par le Licencie et/ou son sous-traitant du fait des actes de contrefacons ou d'usage illicite des Marques par les tiers. Le Concedant ne pourra etre tenu d'indemniser le Licencie au-dela du montant de l'indemnite qu'il aura percu du contrefaisant, deduction faite des frais d'avocats y afferents.

6.2        Au cas ou un tiers ferait opposition a l'usage d'une Marque concedee ou exercerait contre le Licencie des poursuites en contrefacon en raison de l'exploitation d'une Marque Concedee, le Licencie en avisera le Concedant qui aura la responsabilite et la charge de la defense. Les frais de defense, les benefices qui pourraient resulter de cette defense de meme que d'eventuels dommages et interets seront supportes en totalite par le Concedant. Pour le cas ou le Concedant recevrait une indemnite decoulant d'une telle action, le Concedant reversera la partie de cette indemnite une fois percue couvrant le prejudice effectivement subi par le Licencie et/ou son sous-traitant du fait de ces oppositions de tiers. Le Concedant ne pourra etre tenu d'indemniser le Licencie au-dela du montant de l'indemnite qu'il aura percu du tiers en question, deduction faite des frais d'avocats y afferents.

Il est convenu entre les parties que le Licencie s'engage a indemniser le Concedant de tout prejudice resultant d'une action de tiers fondee sur le caractere contrefaisant des Marques Concedees, tels qu'exploites par le Licencie en manquement a ses obligations aux termes du present Contrat.

ARTICLE 7 - PUBLICITE, LANCEMENT DE NOUVEAUX PRODUITS

7.1        Le Licencie aura, dans le cadre defini a l'article 3 des presentes, l'initiative et la responsabilite de la publicite et de la promotion des Produits du contrat ainsi que le choix des prestataires (agence de publicite, centrale d'achat, photographes, etc.), apres qu'en auront ete definis, en concertation avec le Concedant, les orientations generales, en coherence avec l'image de la marque LANVIN et des autres Marques Concedees. Le Licencie supportera, conjointement avec ses distributeurs dont il se porte fort, les frais relatifs aux Activites de Publicite et de Promotion et il s'engage a y consacrer un budget commun pour les Activites de Publicite et de Promotion avec ses distributeurs, suffisant pour assurer un bon developpement des ventes et qui ne saura etre inferieur au montant le plus eleve des deux montants suivants :

  a __1 % du montant du Chiffre d'Affaires Net Mondial de l'annee civile precedente, ou la somme minimum de __2 Euros H.T.

Pour la periode courant a compter de la signature des presentes jusqu'au 31 decembre 2004, le Licencie consacrera conjointement avec ses distributeurs un budget pour les Activites de Publicite et de Promotion de __3 % du montant du Chiffre d'Affaires Net Mondial realise durant cette periode.

_____
1Excised. Confidential Treatment requested by Inter Parfums, Inc. No. 10.103:1.
2Excised. Confidential Treatment requested by Inter Parfums, Inc. No. 10.103:2.
3Excised. Confidential Treatment requested by Inter Parfums, Inc. No. 10.103:3.

7.2               Le Licencie devra obtenir l'accord prealable ecrit du Concedant, qui ne pourra refuser de le donner sans de justes motifs sur :

  le contenu creatif de la publicite ;

  le choix et la definition des grands axes (objectifs a assigner a la communication, message a transmettre, etc.) ;

  les modalites d'application envisagees (media, themes, etc.).

L'accord du Concedant ou bien, le cas echeant, son refus d'accord accompagne de l'explication des motifs du refus, devra etre notifie au plus tard au Licencie dans un delai de 15 jours a compter de la reunion entre le Licencie et le Concedant au cours laquelle seront presentes par le Licencie les elements cites ci-dessus. En cas de desaccord, les parties feront leurs meilleurs efforts pour arriver a un consensus dans un delai de huit (8) jours a compter de la notification par le  Concedant de son refus.

7.3               Le Licencie s'engage a proceder au lancement de :

  deux (2) Nouveaux Produits au minimum durant les sept premieres annees du Contrat, soit avant le 30 juin 2011 et deux (2) Nouveaux Produits au minimum durant les huit annees suivantes du present contrat, soit entre le 1er juillet 2011 et le 30 juin 2019, etant entendu qu'au moins un lancement de Nouveaux Produits devra intervenir entre le 1er juillet 2015 et le 30 juin 2019.

ARTICLE 8 - OBJETS PROMOTIONNELS

Le Licencie pourra exploiter (par vente ou remise gratuite), sous les Marques Concedees, des objets ou produits promotionnels de toute nature (en dehors du domaine des Produits) a condition que :

  le Concedant ait prealablement autorise par ecrit la diffusion des objets en question, dont le Licencie lui aura remis un echantillon ou une maquette,
   l'exploitation de ces objets demeure l'accessoire de celle des Produits du contrat,
  Les objets et produits promotionnels soient sigles << Lanvin Parfums>> et qu'aucune confusion ne puisse etre faite avec les produits commercialises par le Concedant ou ses autres licencies.

ARTICLE 9 - PRIX ET PAIEMENT

9.1               Paiements initiaux

9.1.1     Le Licencie verse au Concedant au jour de la signature des presentes un Droit d'Entree T.T.C. de Dix Neuf Millions Cent Trente Six Mille Euros (19.136.000 Euros) par paiement (i) par cheque de banque certifie d'un montant de 16.000.000 Euros remis ce jour et (ii) par une traite de banque certifiee d'un montant de 3.136.000 Euros remise ce jour et tirable au 5 juillet 2004.

9.1.2     Le Licencie verse au Concedant au jour de la signature des presentes la somme hors taxes de Six Millions d'Euros (6.000.000 Euros) par paiement par cheque de banque certifie correspondant au prix du Stock (tel defini a l'article 12.2 des presentes).  Ce prix sera eventuellement ajuste ulterieurement en application des dispositions de l'article 12.2 des presentes. Le Licencie sera redevable de la T.V.A. due au titre de cette cession de Stock du Concedant au Licencie, si applicable.

9.2               Redevance

9.2.1     Le Licencie s'engage a verser, en sus des paiements initiaux, une redevance annuelle, nette de toute retenue a la source ou autre prelevement fiscal de quelque nature que ce soit, egale a __4% (__4  pour cent) du Chiffre d'Affaires Net Mondial et qui ne saura etre inferieure au minimum garanti fixe a l'article 9.2.6 ci-apres. Cette redevance sera payee en quatre echeances egales par le Licencie au Concedant dans les 30 jours respectivement suivant la fin de chaque trimestre civil, sur la base d'un etat detaille des ventes realisees accompagne du calcul de la redevance.

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4Excised. Confidential Treatment requested by Inter Parfums, Inc. No. 10.103:4.

9.2.2     Le Licencie communiquera au Concedant annuellement au plus tard avant le 15 mars un etat detaille des ventes annuelles de l'annee ecoulee, certifie par son commissaire aux comptes. Cet etat servira de base au calcul de la redevance annuelle pour l'annee ecoulee. En cas d'ajustement eventuel entre la somme des redevances trimestrielles versees lors d'une annee ecoulee et le montant de la redevance annuelle ainsi calculee pour cette meme annee, ledit ajustement viendra s'imputer a la hausse ou a la baisse sur le montant de l'echeance du premier trimestre de l'annee suivante.

9.2.3     Le Concedant disposera a tout moment d'un droit d'audit par un tiers expert de son choix des declarations du Licencie et notamment de l'etat detaille des ventes annuelles de Produits et en respectant un preavis raisonnable. Cet audit pourra porter sur les quatre (4) annees calendaires ecoulees. Le Licencie s'engage a conserver les archives necessaires le temps voulu a cette fin, ainsi qu'a collaborer pleinement a l'audit. En cas d'ajustement des redevances dues sur une annee calendaire d'un montant superieur a 150.000 Euros en faveur du Concedant, le Licencie supportera, en sus de la regularisation des redevances, le cout total de l'audit. Le paiement de la redevance complementaire et du cout de l'audit interviendra, le cas echeant, dans les trente (30) jours suivant la presentation du resultat de l'audit par le Concedant au Licencie.

9.2.4     Pour le calcul de la redevance trimestrielle, les montants de Chiffre d'Affaires Net Mondial etablis en monnaie autre que l'Euro seront convertis en cette monnaie sur la base des cours des devises appliques a Paris par la Banque de France au dernier jour du trimestre considere.

9.2.5     Le Licencie tiendra des etats et comptes precis des depenses relatives aux Activites de Publicite et de Promotion des Produits et aux objets promotionnels distribues sous les Marques Concedees et en permettra une fois par an, avec un preavis raisonnable, aux frais du Concedant, la verification par un expert-comptable mandate par le Concedant et tenu au secret professionnel.

9.2.6     Le Licencie s'engage a verser au Concedant, pendant la duree du present contrat, les redevances minima annuelles (<< Minima Garanti>>) determinees conformement au tableau ci-dessous, etant precise que le premier Minima Garanti annuel ne sera pas du au titre de la premiere periode contractuelle du 1er juillet 2004 au 31 decembre 2004:

PERIODE	MINIMA GARANTIS ( H.T ) en euros
Du 1er Juillet 2004 au 31 Decembre 2004	Non applicable
Du 1er Janvier 2005 au 31 Decembre 2005	[5]
Du 1er Janvier 2006 au 31 Decembre 2006	[5]
Du 1er Janvier 2007 au 31 Decembre 2007	[5]
Du 1er Janvier 2008 au 31 Decembre 2008	[5]
Du 1er Janvier 2009 au 31 Decembre 2009	[5]
Du 1er Janvier 2010 au 31 Decembre 2010	[5]
Du 1er Janvier 2011 au 31 Decembre 2011	[5]
Du 1er Janvier 2012 au 31 Decembre 2012	[5]
Du 1er Janvier 2013 au 31 Decembre 2013	[5]
Du 1er Janvier 2014 au 31 Decembre 2014	[5]
Du 1er Janvier 2015 au 31 Decembre 2015	[5]
Du 1er Janvier 2016 au 31 Decembre 2016	[5]
Du 1er Janvier 2017 au 31 Decembre 2017	[5]
Du 1er Janvier 2018 au 31 Decembre 2018	[5]
Du 1er Janvier 2019 au 30 Juin 2019	[5]

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5Excised. Confidential Treatment requested by Inter Parfums, Inc. No. 10.103:5.

9.2.7     La premiere redevance trimestrielle sera due sur la periode courant entre la signature des presentes et le 30 septembre 2004 et sera versee par le Licencie au Concedant au plus tard le 30 octobre 2004.

9.2.8     Tout retard de paiement du par le Licencie au Concedant en vertu des presentes portera interets, automatiquement sans qu'il soit besoin de mise en demeure formelle par le Concedant, au taux TBB de la BCE majore de 5 points, a compter de sa date d'exigibilite contractuelle.

ARTICLE 10 - NON-CONCURRENCE ET LOYAUTE

10.1            Le Concedant s'interdit d'exploiter ou faire exploiter dans le Territoire, pendant toute la duree de ce contrat, les Marques Concedees dans le domaine des Produits, ou d'entreprendre des actions quelconques de nature a porter prejudice a l'exploitation des Produits du contrat par le Licencie.

10.2            Les parties s'engagent a executer de maniere loyale le present contrat et a ne pas prendre des mesures, directement et/ou indirectement, qui porteraient prejudice au Concedant ou au Licencie et/ou a la vente, la distribution ou l'image des Produits.

Le Concedant a ete informe par le Licencie des marques autres que les Marques Concedees dont il est actuellement le titulaire ou le licencie selon la liste jointe en Annexe 10.2, etant entendu que cette information est donnee a titre indicatif et que le Licencie se reserve en consequence le droit de modifier ladite liste le cas echeant.

ARTICLE 11 - DUREE DU CONTRAT

11.1      Le present Contrat prend effet a compter du 1er juillet 2004 et se poursuivra jusqu'au 30 juin 2019, soit pendant une duree de 15 ans.

11.2      Vingt-quatre (24) mois avant l'expiration du present contrat a son terme initial, les parties se concerteront afin de fixer les termes et conditions d'un eventuel renouvellement, etant convenu que les elements qui pourront servir de base a la discussion, porteront sur les resultats effectivement obtenus par le Licencie dans le cadre de l'execution du present contrat. Il est expressement prevu que dans tous les cas y compris pour le cas ou le present accord ne serait pas renouvele pour quelque raison que ce soit, le Licencie s'engage a respecter jusqu'au terme du present contrat toutes les dispositions des presentes, en particulier a continuer selon les pratiques usuelles la promotion des Produits, en y consacrant au minimum le budget de depenses des Activites de Publicite et de Promotion (tel que vise a l'article 7 des presentes) et en versant la redevance prevue aux presentes pour les deux annees restant a courir, etant entendu que cette redevance pour chacune des annees restantes sera au minimum egale a la redevance versee durant l'annee 2016.

11.3            Le Concedant pourra mettre fin a tout moment au present Contrat unilateralement sans preavis et sur simple notification adressee au Licencie par lettre recommandee AR, dans le cas ou :

  le Licencie ne respecterait pas l'obligation de Lancement de Nouveaux Produits, telle qu'elle figure a l'article 7.3 ci-dessus, en cas de changement de controle du Licencie pendant la duree des presentes, au sens de l'article 233-3 du Code de Commerce, et/ou en cas de cessation de paiements du Licencie.

11.4      En sus des cas vises au paragraphe 11.3, chacune des parties pourra resilier le present contrat en cas de non-respect par l'autre partie de l'une des dispositions des presentes a laquelle elle n'aurait pas remedie dans les trente (30) jours suivant la mise en demeure qui lui aura ete adressee a cet effet par lettre recommandee avec demande d'avis de reception. La resiliation sera notifiee par les memes moyens au plus tard dans les quarante-cinq (45) jours suivant l'envoi de la mise en demeure restee sans effet.

11.5      En cas de rupture du present contrat du fait d'un comportement abusif et/ou fautif du Licencie dans l'execution du present contrat, pour les motifs vises aux paragraphes 11.3 et 11.4 ci-dessus, le montant de la redevance minimum annuelle due pour la duree restant a courir jusqu'au terme initial du contrat, soit le 30 juin 2019, deviendra immediatement exigible a titre de penalites. Le Concedant pourra reclamer des dommages-interets supplementaires au Licencie afin d'etre integralement indemnise du prejudice ainsi subi par cette rupture.

11.6      En tout etat de cause, le Licencie ne pourra prendre d'engagements contractuels d'une duree superieure au present contrat dans ses relations avec des tiers qui decoulent de ses droits et obligations telles qu'ils figurent aux presentes.

ARTICLE 12 - REPRISE DES ENGAGEMENTS / STOCKS

12.1      Le Licencie s'engage a reprendre a sa charge, avec effet au jour de la signature des presentes, les contrats en vigueur conclus entre le Concedant et des tiers dont la liste figure en Annexe 12.1 aux presentes.

Le Concedant declare et garantit au Licencie qu'a sa connaissance et au jour des presentes, il n'existe aucun litige en cours ayant trait a l'interpretation, l'execution et/ou la resolution d'un ou plusieurs des contrats listes en Annexe 12.1 ci-apres.

12.2      Le Licencie s'engage a acquerir aupres du Concedant les stocks de Produits dont la liste au 24 mai 2004 figure en Annexe 12.2 aux presentes (le << Stock>>) en contrepartie du paiement du prix indique dans ladite annexe verse ce jour.  La cession du Stock aura lieu dans les meilleurs delais a compter de la signature des presentes et au plus tard le 1er juillet 2004 sur la base d'un inventaire etabli contradictoirement entre les parties. La difference entre la valeur brute du Stock tel que figurant en Annexe 12.2 aux presentes et celle decoulant de l'inventaire contradictoire donnera lieu a un ajustement proportionnel du prix du Stock a la hausse ou a la baisse suivant le cas. Cet ajustement de prix devra etre effectue et paye par les parties au plus tard dans les huit (8) jours suivant la cloture de l'inventaire contradictoire. Toutefois, il n'y aura pas lieu a ajustement de prix si la difference entre la valeur brute du Stock tel que figurant en Annexe 12.2 aux presentes et celle decoulant de l'inventaire contradictoire est inferieure a Deux Cent Cinquante Mille (250.000) EUROS.

12.3      Le Licencie s'engage a ecouler ce Stock en conformite avec les principes poses a l'article 4.3 des presentes.

ARTICLE 13 - REPRISE DU PERSONNEL

Les parties prennent acte des dispositions de l'article L 122-12 du Code du travail sans prejudice de l'application de convention particuliere reglant entre elles les eventuelles difficultes resultant de l'application dudit article.

ARTICLE 14 - DECLARATIONS DES PARTIES

Le Licencie declare et garantit qu'a ce jour :

14.1            Regularite de la constitution et de la vie sociale : le Licencie, ainsi que toutes les societes, qu'ils controlent, qui viendraient a etre impliques dans la realisation de l'objet du present Contrat, ont ete dument et regulierement constituees selon les dispositions legales qui leur sont applicables. Le Licencie et ses societes sont depuis leur constitution en conformite avec la loi sur les societes commerciales et leurs decrets d'application telles qu'applicables.

14.2      Litiges : le Licencie, ainsi que toutes les societes qu'ils controlent, ne sont pas impliquees, a quelque titre que ce soit, dans une quelconque procedure administrative, judiciaire ou arbitrale, ayant trait a des manoeuvres de concurrence deloyale ou des manquements relatifs a des engagements pris par elles dans le cadre de contrats de licence, de distribution et/ou de commercialisation.

14.3      Le Concedant garantit n'avoir a ce jour connaissance d'aucune circonstance de nature a empecher la commercialisation des produits dans les pays qu'elle a listes a l'Annexe 1.1, dans lesquels les Marques ont ete deposees et/ou enregistrees.

14.4      Les signataires au present contrat de licence d'usage de marques ont ete dument habilites par leurs conseils d'administration respectifs a l'effet de conclure et de signer le present contrat ; copies des resolutions y afferentes figurent en Annexe 14.4 des presentes pour chacune des parties.

ARTICLE 15 - DROITS ET OBLIGATIONS A L'EXPIRATION DU CONTRAT

15.1      A l'expiration du present contrat pour quelque raison que ce soit :

-          Le Licencie aura le droit pendant les six (6) mois qui suivront l'expiration du contrat de vendre ses stocks de Produits et d'objets promotionnels aux prix commerciaux normaux, sous reserve de l'application de l'article 4.7 al. 2 des presentes. Toutes ces ventes seront soumises a redevance suivant les dispositions de l'article 9 ci-dessus. Au-dela de ce delai de six (6) mois, le Licencie devra cesser completement l'exploitation des Marques Concedees et des Produits. Au-dela du delai de six mois precite, le Licencie renonce a se prevaloir d'un droit quelconque decoulant du present contrat et visant les droits de propriete intellectuelle attaches aux Produits, crees ou non a l'initiative du Licencie et Marques Concedees ;

-          le Licencie devra informer le Concedant de tous les contrats en cours, conclus avec des tiers, le Concedant se reservant la faculte de reprendre ces contrats ou d'exiger du Licencie qu'il y mette fin aux frais de ce dernier.

15.2      Le Concedant pourra s'opposer a l'exercice par le Licencie du droit mentionne au paragraphe ci-dessus, a condition de (a) racheter au Licencie ses stocks de Produits et d'objets promotionnels, ainsi que les matieres premieres entrant dans la composition de ceux-ci ainsi que ceux des supports de vente, qu'il en sa possession ou commandes a la date de cessation du present Contrat, a leur prix d'achat ou de revient, deprecie le cas echeant selon les pratiques commerciales usuelles selon la nature du stock concerne et de (b) faire son affaire de la livraison des commandes en cours a l'expiration du contrat.

ARTICLE 16 - MODIFICATION DU CONTRAT

16.1      Toute convention derogatoire ou complementaire ou tout avenant au present contrat seront necessairement etablis par un ecrit signe par les parties et annexe au contrat. Toute modification a ce titre sera limitee au point particulier pour lequel elle aura ete convenue.

16.2      Si, en cas de force majeure, l'une des parties se trouve dans l'impossibilite d'honorer ses engagements au titre du present contrat, elle devra en informer son cocontractant, afin que les parties puissent convenir ensemble d'ajustements equitables a ce contrat dans leur interet commun.

16.3   Si l'une ou plusieurs clauses du present contrat s'averent etre privees d'effet, cette circonstance n'affectera en rien la validite des autres dispositions du contrat ni celle du contrat dans son ensemble. Il en irait de meme dans l'hypothese ou le present contrat comporterait des lacunes. La clause devant etre supprimee, ou qui est manquante, sera remplacee par une disposition juridiquement valable et conforme a l'objet du present contrat.

ARTICLE 17 - CONFIDENTIALITE

17.1      Les parties s'engagent a considerer comme strictement confidentielles et a traiter comme telles toutes les informations, quelque soient leur nature et leur support, recueillies pendant l'execution du present Contrat, y compris les dispositions du present Contrat  (ci-apres les << Informations Confidentielles>>).

17.2      Par derogation aux dispositions de la clause 17.1, le Licencie et la societe Inter-Parfums Inc., qui controle indirectement le Licencie, seront autorises, en application de leur statut de societe cotee respectivement a Paris et a New York, a divulguer ces Informations Confidentielles si elles devraient etre revelees suite a une exigence d'une reglementation en vigueur, notamment de nature boursiere ou sur injonction d'une autorite judiciaire ou administrative et ce, sous la reserve expresse d'en informer le Concedant au prealable et de se concerter avec ce dernier sur les modalites de divulgation des Informations a ce titre.

17.3      Toutes les informations connues du public sont reputees non confidentielles sauf si elles sont compilees sous une forme non connue du public.

17.4      Les parties s'engagent a ne pas divulguer ou laisser divulguer, directement ou par personne interposee, en totalite ou en partie, les Informations Confidentielles dont elles auraient eu ainsi connaissance, a quelque tiers que ce soit, a l'exception des employes et/ou sous-traitants ayant besoin des informations pour l'execution de leurs obligations.

17.5      Les parties s'engagent, a cet egard, a prendre toutes les mesures necessaires aupres de leurs salaries et/ou prestataires afin que ceux ci soient soumis a cette meme obligation de confidentialite.

17.6      Les parties s'engagent a ne pas utiliser les Informations Confidentielles dans un cadre autre que celui du present Contrat.

17.8      Chaque partie s'engage a restituer a premiere demande de l'autre partie tous documents, ou autres supports contenant des Informations Confidentielles que celle-ci aurait ete amenee a lui remettre dans le cadre de l'execution du present Contrat ainsi que toutes leurs reproductions.

ARTICLE 18 - FORMALITES

Le Licencie procedera, a ses frais, aux formalites necessaires aupres des autorites competentes, notamment pour rendre le present Contrat opposable aux tiers.

ARTICLE 19 - NOTIFICATIONS

Toute notification effectuee par l'une des parties dans le cadre de l'execution des dispositions des presentes devra etre adressee, par lettre recommandee avec accuse de reception, a l'adresse de son siege social, a l'attention de son representant legal, ou de toute autre personne dument designee par ladite partie a la partie notifiante.

ARTICLE 20 - CONCILIATION / LITIGES

En cas de desaccord entre les Parties sur la validite, l'interpretation, l'execution et/ou la resolution d'une des dispositions des presentes, les parties s'engagent avant d'initier toute procedure contentieuse a suivre la procedure de conciliation suivante :

  dans un premier temps, le desaccord fera l'objet d'une reunion entre les responsables operationnels competents de chacune des parties, a l'initiative de la partie la plus diligente, et dans les plus brefs delais des la survenance du desaccord. Cette reunion aura pour but de trouver une solution amiable au desaccord en question. Un proces-verbal de cette reunion contradictoire sera dresse par les parties.

  Dans un second temps, si la reunion entre les responsables operationnels n'aboutit pas a une solution amiable, les dirigeants mandataires sociaux de chacune des parties se rencontreront et feront leurs meilleurs efforts afin de solutionner ce desaccord de maniere amiable. Cette reunion devra intervenir dans les plus brefs delais et pas plus tard que dix (10) jours a compter de la reunion entre les responsables operationnels.

Si, en depit de la procedure de conciliation un litige subsiste sur la validite, l'interpretation, l'execution et/ou la resolution des presentes, ou bien si l'une des parties refusent d'executer avec diligence et bonne foi la procedure susvisee, ce litige sera soumis a la competence exclusive des tribunaux du ressort de la Cour d'Appel de Paris.

ARTICLE 21 - DROIT APPLICABLE

Le present contrat est soumis au Droit francais.

Signe le 14 juin 2004
A Paris
En deux (2) exemplaires originaux

/s/ Sing Ming Chu Pour le Concedant M. Sing Ming Chu	/s/ Philippe Benacin Pour le Licencie M. Philippe Benacin